UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 17, 2018

MELINTA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-35405	45-4440364
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 George Street, Suite 301, New Haven, CT	06511
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (908) 617-1309

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On September 18, 2018, Melinta Therapeutics, Inc. (the “Company”) announced the appointment of Peter Milligan as its new Chief Financial Officer, to succeed Paul Estrem, effective as of September 17, 2018. The Company thanks Mr. Estrem for his service to the Company and wishes him continued success in future endeavors. A copy of the Company’s announcement is attached as Exhibit 99.1 and incorporated herein by reference.

Peter Milligan

Mr. Milligan, age 51, joined the Company as of September 17, 2018. Prior to joining the Company, Mr. Milligan served as Chief Financial Officer of G&W Laboratories, Inc., a privately held generic pharmaceutical company where he had oversight and leadership of all financial aspects of the company, including financial planning and analysis, accounting, internal control, treasury and tax. Prior to that, Mr. Milligan served as Senior Vice President and Chief Financial Officer of Exelis, Inc. (NYSE: XLS), a leading global defense and aerospace company effective with its 2011 spin-off from ITT Inc. (formerly ITT Corporation) through the sale of the business to Harris Corp. in 2015. Prior to that, Mr. Milligan held various senior finance roles within ITT, Inc. Mr. Milligan also spent over 10 years at AT&T in roles of increasing responsibility within their finance function. Mr. Milligan holds an M.B.A. from New York University with a concentration in Finance and Economics and a B.B.A. in Accounting from Hofstra University. There are no family relationships between Mr. Milligan and any of the Company’s directors or executive officers, and there is no arrangement or understanding between Mr. Milligan or any other person and the Company or any of its subsidiaries pursuant to which he was appointed as an officer of the Company. There are no transactions between Mr. Milligan or any of his immediate family members and the Company or any of its subsidiaries that would be required to be reported under Item 404(a) of Regulation S-K.

In connection with Mr. Milligan’s employment, the Company entered into an offer letter pursuant to which Mr. Milligan is entitled to an annual base salary of $450,000. In addition, Mr. Milligan will be eligible to earn an annual bonus with a target equal to 40% of his base salary, subject to the achievement of applicable Company and specific individual performance objectives for each fiscal year. Mr. Milligan’s annual bonus for 2018 will be prorated to reflect the portion of time he was employed by Melinta during the year.

Pursuant to the terms of the offer letter, Mr. Milligan is entitled to an employee inducement award of an option to purchase 370,000 shares of the Company’s common stock at an exercise price equal to the closing price of the Company common stock as reported by the Nasdaq Global Market on the date of grant, September 21, 2018. The stock option grant has a 10-year term and will become twenty-five percent (25%) vested on the one-year anniversary of Mr. Milligan’s date of hire, with the remaining shares vesting in equal monthly installments thereafter over the next three years, subject to Mr. Milligan’s continued service with the Company through the applicable vesting date.

Mr. Milligan has entered into a severance agreement, pursuant to which if he terminates his employment with “good reason” (as defined in his severance agreement), or if the Company elects to terminate his employment without “cause” (as defined in his severance agreement), subject to his execution of a release of claims, he will be entitled to severance equal to (i) continued payment of his base salary for a 12-month period, (ii) subject to his election of COBRA continuation coverage, reimbursement for the full portion of the premium costs of such COBRA continuation coverage, until the earlier of (x) the end of the 12-month period following such qualifying termination, and (y) the date he becomes eligible for coverage under another group health plan, and (iii) if such qualifying termination occurs within 6 months of a “change in control” (as defined in the severance agreement), a pro-rated annual bonus for the year such termination of employment occurs.

Mr. Milligan has also entered into an Employee Noncompetition, Nondisclosure and Developments Agreement pursuant to which he is subject to customary confidentiality restrictions that apply during his employment and indefinitely thereafter, an invention assignment provision, a covenant not to compete while employed with the Company and for 12 months following any termination of employment, and a covenant not to solicit the Company’s employees or customers while employed with the Company and for 12 months thereafter.

The foregoing descriptions of Mr. Milligan’s offer letter, inducement grant, Noncompetition, Nondisclosure and Developments Agreement, and severance agreement do not purport to be complete and are qualified in their entirety by reference to the complete text of the applicable agreements, which will be filed by the Company with its Quarterly Report on Form 10-Q for the period ending September 30, 2018.

Paul Estrem

In connection with Mr. Estrem’s termination of employment, the Company expects to enter into a separation and release agreement with Mr. Estrem that will reflect the terms of his existing severance agreement and such other terms as may be mutually agreed upon between the Company and Mr. Estrem. A copy of any such separation and release agreement will be filed as an exhibit in a subsequent filing and is incorporated into this Item 5.02.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release issued September 18, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Melinta Therapeutics, Inc.

By:	/s/ Daniel Mark Wechsler
Daniel Mark Wechsler
Chief Executive Officer

Dated: September 19, 2018